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77M):    Mergers

         The following funds of Goldman Sachs Trust ("GST") acquired the assets and liabilities of the six portfolios offered by the Expedition Funds ("Expedition") as follows (the "Reorganization"):

                  GST Funds                 Corresponding Expedition Portfolio

                  CORE U.S. Equity Fund      Equity Fund
                  Growth and Income Fund     Equity Income Fund
                  Core Fixed Income Fund     Investment Grade Bond Fund
                  Municipal Income Fund      Tax-Free Investment Grade Bond Fund
                  Financial Square Prime     Money Market Fund
                    Obligations Fund         Tax-Free Money Market Fund
                  Financial Square Tax-Free
                    Money Market Fund


                  With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated January 1, 2005 and Statement of Additional Information dated January 1, 2005, each as filed electronically with the Securities and Exchange Commission ("SEC") on January 13, 2005, (Accession No. 0001206774-05-000024) (the "Proxy Soliciting Materials").

                  The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

                  (a) The Reorganization with respect to the Expedition Equity Fund, Expedition Equity Income Fund, Expedition Investment Grade Bond Fund, Expedition Tax-Free Investment Grade Bond Fund, Expedition Money Market Fund and Expedition Tax-Free Money Market Fund closed on February 28, 2005.


                  (b) An Agreement and Plan of Reorganization was approved by each foregoing Expedition Portfolio at a Special Meeting of Shareholders of Expedition held on February 24, 2005. Expedition's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 10, 2004. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on November 4, 2004.

                  (c) It is GST's understanding that Expedition will file with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that Expedition will terminate its existence under state law.